Exhibit 99.2

Hennessy Advisors, Inc. Acquires Two Rainier U.S. Equity Funds

NOVATO, Calif., Dec. 1, 2017 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has completed the acquisition of assets related to the management of the Rainier Large Cap Equity Fund and the Rainier Mid Cap Equity Fund. As a result, the Rainier Large Cap Equity Fund will be reorganized into the Hennessy Cornerstone Large Growth Fund, and the Rainier Mid Cap Equity Fund will be reorganized into the Hennessy Cornerstone Mid Cap 30 Fund. This acquisition represents approximately $122 million in assets, bringing total assets managed by Hennessy Advisors, Inc. to nearly $7 billion.

"I want to thank the shareholders of the Rainier Large Cap Equity and Rainier Mid Cap Equity Funds for placing their confidence in us and welcome them into the Hennessy family of funds," said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. "We are honored to have the opportunity to serve these shareholders and look forward to helping them meet their investment goals," he added.

The Special Meeting of shareholders of the Rainier Small/Mid Cap Equity Fund, the last remaining Rainier U.S. Fund, has been adjourned to December 26, 2017. Pending shareholder approval, the Rainier Small/Mid Cap Equity Fund will be reorganized into the Hennessy Cornerstone Mid Cap 30 Fund in mid-January 2018.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert: For information on the listed expert, click appropriate link.
Neil J. Hennessy - http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, Phone: 800-966-4354